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                                                                     Exhibit 8.2



                                                                  (216) 586-7248

                              [Closing Date], 2000


M.A. Hanna Company
Suite 36-500
200 Public Square
Cleveland, OH 44114-2304

Gentlemen:

                  You have requested our opinion regarding certain U.S. federal income tax consequences to M.A. Hanna Company, a Delaware corporation ("Hanna"), Hanna's stockholders, and certain other parties resulting from the consolidation of Hanna, The Geon Company, a Delaware corporation ("Geon"), and [Consolidation Corporation], an Ohio corporation ("Consolidation Corp.") with and into a corporation to be formed under the laws of the State of Ohio ("Resulting Corporation") pursuant to the Agreement and Plan of Consolidation (the "Consolidation Agreement"), dated as of May 7, 2000, by and between Hanna and Geon. This opinion is being delivered to you pursuant to Section 6.2(c) of the Consolidation Agreement and addresses certain U.S. federal income tax consequences to Hanna, its stockholders, Geon, Consolidation Corp., and Resulting Corporation resulting from the Consolidation. Capitalized terms used but not defined herein shall have the same meanings as ascribed to such terms in the Consolidation Agreement.

                  For purposes of rendering the opinion that follows, we have examined such existing documents and records of Hanna and Geon relating to the matters described below as we have deemed necessary or appropriate, as well as the Consolidation Agreement, other documents relating to the Consolidation, and the Joint Proxy Statement sent to Hanna's and Geon's stockholders. We assume that each of the documents that we examined in connection with this matter, which is not a final or executed document or agreement, will be finalized or executed in the form in which we have reviewed it. We confirm, also, that in rendering our opinion herein, we have examined fully all such matters of law as in our judgment we deemed necessary or appropriate to enable us to opine on the questions that you have asked us to consider. In addition, with your permission, we have assumed for purposes of this opinion that:

                  (1) The Consolidation will be consummated in accordance strictly with the terms of the Consolidation Agreement, in the form approved by the Boards of Directors of Hanna and Geon on May 7, 2000 and executed by an appropriate officer of each of Hanna and Geon on that date.

                  (2) Immediately prior to the Effective Time, Consolidation Corp. will be duly incorporated and organized under Ohio law, and Hanna and Geon will


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M.A. Hanna Company
[Closing Date], 2000
Page 2


                           each own 50 percent of the shares of common stock of Consolidation Corp., which will constitute the only class of capital stock of Consolidation Corp. which is outstanding. Prior to the Effective Time Consolidation Corp. will not have engaged in any business activity, will not have any liabilities, and its only asset will consist of the consideration that it received for the shares of its common stock which Consolidation Corp. previously issued to Hanna and Geon.

                  (3) The Consolidation was proposed, and will be undertaken, by Hanna and Geon in order to further their individual long-term business strategy of becoming a world leader in the manufacture and sale of performance polymer products and related services. The Consolidation will enable Resulting Corporation to achieve greater market access and to offer a more complete selection of polymer products and technologies than is currently attainable or achievable by either Hanna or Geon functioning on their own.

                  (4) Except for shares of Hanna Common Stock which certain stockholders of Hanna sold to Hanna in open market transactions during the period April 16 - [Closing Date], 2000, to the knowledge of Hanna, no stockholder of Hanna has entered into any plan or arrangement, or otherwise taken any action, with respect to any of the shares of Hanna Common Stock which such stockholder owns, or at anytime owned after April 15, 2000, or with respect to any of the Resulting Corporation Shares with such stockholder will be entitled to receive upon the effectiveness of the Consolidation which would cause such stockholder, following the Consolidation, to fail to preserve, within the meaning of Treasury Regulation Section 1.368-1(e), "a substantial part of the value of the proprietary interest" in Hanna which such stockholder owned at anytime after April 15, 2000 and prior to the Consolidation.

                  (5) To the knowledge of Geon, no stockholder of Geon has entered into any plan or arrangement, or otherwise taken any action, with respect to any of the shares of Geon Common Stock which such stockholder owns, or at anytime owned after April 15, 2000, or with respect to any of the Resulting Corporation Shares which such stockholder will be entitled to receive upon the effectiveness of the Consolidation which would cause such stockholder, following the Consolidation, to fail to preserve, within the meaning of Treasury Regulation Section 1.368-1(e), "a substantial part of the value of the proprietary interest" in Geon which such stockholder owned at anytime after April 15, 2000 and prior to the Consolidation.


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M.A. Hanna Company
[Closing Date], 2000
Page 3


                  (6) Neither Hanna nor any person related to Hanna within the meaning of Treasury Regulation Section 1.368-1(e) has purchased or otherwise acquired any shares of Hanna Common Stock or any shares of Geon Common
                           Stock in anticipation of, or in connection with, the Consolidation, except for the shares of Hanna Common Stock which Hanna purchased in open market transactions during the period April 16 - [Closing Date], 2000, which, in the aggregate, represent less than five percent of the number of shares of Hanna Common Stock that Hanna had outstanding on April 15, 2000.

                  (7) Neither Geon nor any person related to Geon within the meaning of Treasury Regulation Section 1.368-1(e) has purchased or otherwise acquired any shares of Geon Common Stock or any shares of Hanna Common Stock in anticipation of, or in connection with, the Consolidation.

                  (8) There are no fractional shares of Hanna Common Stock outstanding.

                  (9) There are no fractional shares of Geon Common Stock outstanding.

                  (10) The fair market value of the Resulting Corporation Shares which each of the Hanna stockholders will receive upon consummation of the Consolidation will be approximately equal to the fair market value of the shares of Hanna Common Stock which such stockholder owns immediately prior to the Effective Time.

                  (11) The fair market value as of the Effective Time of the Resulting Corporation Shares which each of the Geon stockholders will receive upon consummation of the Consolidation will be approximately equal to the fair market value of the shares of Geon Common Stock which such stockholder owns immediately prior to the Effective Time.

                  (12) Neither Hanna, Geon, Consolidation Corp. nor Resulting Corporation is an investment company within the meaning of Section 368(a)(2)(F) of the Code, and neither Hanna, Geon, Consolidation Corp. nor Resulting Corporation is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (13) At the Effective Time the fair market value of the assets of Hanna transferred to Resulting Corporation will exceed the sum of the amount of the liabilities of Hanna which Resulting Corporation will assume upon the


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M.A. Hanna Company
[Closing Date], 2000
Page 4


                           effectiveness of the Consolidation plus the amount of the liabilities of Hanna, if any, to which those assets may be subject.

                  (14) At the Effective Time the fair market value of the assets of Geon transferred to Resulting Corporation will exceed the sum of the amount of the liabilities of Geon which Resulting Corporation will assume upon the effectiveness of the Consolidation plus the amount of the liabilities of Geon, if any, to which those assets may be subject.

                  (15) The liabilities of Hanna which Resulting Corporation will assume, or take subject to, at the Effective Time were incurred by Hanna in the ordinary course of business and will be associated with the assets of Hanna which Resulting Corporation will succeed to upon the effectiveness of the Consolidation.

                  (16) The liabilities of Geon which Resulting Corporation will assume, or take subject to, at the Effective Time were incurred by Geon in the ordinary course of business and will be associated with the assets of Geon which Resulting Corporation will succeed to upon the effectiveness of the Consolidation.

                  (17) The aggregate adjusted basis of the assets of Hanna which Resulting Corporation will succeed to and acquire upon the effectiveness of the Consolidation will equal or exceed the sum of the liabilities of Hanna which Resulting Corporation will assume upon consummation of the Consolidation plus the amount of the liabilities of Hanna, if any, to which those assets may be subject.

                  (18) The aggregate adjusted basis of the assets of Geon which Resulting Corporation will succeed to and acquire upon the effectiveness of the Consolidation will equal or exceed the sum of the liabilities of Geon which Resulting Corporation will assume upon consummation of the Consolidation plus the amount of the liabilities of Geon, if any, to which those assets may be subject.

                  (19) There is, and at the Effective Time there will be, no intercorporate indebtedness existing between Hanna and any of Geon, Consolidation Corp. or Resulting Corporation, between Geon and any of Hanna, Consolidation Corp. or Resulting Corporation, or between Consolidation Corp. and any of Hanna, Geon or Resulting Corporation that was issued, acquired or which will be settled at a discount.



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M.A. Hanna Company
[Closing Date], 2000
Page 5


                  (20) Except for costs relating to the printing, filing and mailing of the Joint Proxy Statement which Hanna and Geon will share equally, the expenses incurred by Hanna in connection with the Consolidation will be paid by Hanna or Resulting Corporation; the expenses incurred by Geon in connection with the Consolidation will be paid by Geon or Resulting Corporation; the expenses, if any, incurred by Consolidation Corp. in connection with the Consolidation will be paid by Hanna, Geon or Resulting Corporation; and, the stockholders of Hanna and Geon will each pay their own expenses, if any, incurred in connection with the Consolidation.

                  (21) Neither Resulting Corporation nor any person related to Resulting Corporation within the meaning of Treasury Regulation Section 1.368-1(e) has any plan or intention to purchase or otherwise acquire any of the Resulting Corporation Shares which Resulting Corporation will issue to the stockholders of Hanna and Geon upon consummation of the Consolidation, and neither Resulting Corporation nor any such person related to it within the meaning of Treasury Regulation Section 1.368-1(e) will purchase or otherwise acquire any Resulting Corporation Shares following consummation of the Consolidation other than pursuant to an open market stock purchase program which Resulting Corporation may, but has no plan or intention to, institute in the future.

                  (22) Following consummation of the Consolidation, Resulting Corporation will, with respect to each of Geon and Hanna, either directly own and continue to operate a significant line of business that Geon or Hanna, as the case may be, was engaged in immediately prior to the Consolidation or directly own and continue to use in its business a significant portion of the historic business assets that Geon or Hanna, as the case may be, used in its historic business immediately prior to the Consolidation.

                  (23) Resulting Corporation has no plan or intention to sell or otherwise dispose of any of the assets of Geon and Hanna which Resulting Corporation will succeed to and acquire upon consummation of the Consolidation, except for sales or dispositions made in the ordinary course of business.

                  Based upon the foregoing, we are of the opinion that:

                  (a) The Consolidation will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.




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M.A. Hanna Company
[Closing Date], 2000
Page 6

                  (b) Hanna, Geon, Consolidation Corp. and Resulting Corporation will each be "a party to a reorganization", within the meaning of Section 368(b) of the Code.

                  (c) Neither Hanna, Geon, Consolidation Corp. nor Resulting Corporation will recognize any gain or loss for U.S. federal income tax purposes as a result of the Consolidation; and

                  (d) No stockholder of Hanna will recognize any gain or loss for U.S. federal income tax purposes as a result of the conversion of his shares of Hanna Common Stock into Resulting Corporation Shares upon the Consolidation.

                  No opinion is expressed herein on any issue except those specifically addressed in paragraphs (a) through (d) above, including any issues concerning the U.S. federal income tax consequences to stockholders of Hanna of Hanna's open market purchases of its shares as described in paragraphs (4) and
(6) above.

                  In rendering the opinion set forth in paragraph (d) above, we would point out to you that there are circumstances in which, pursuant to the Code, a stockholder of a corporation, due to his unique or special situation, may be required to recognize income (but not gain or loss) as a result of exchanging shares of stock in one corporation for stock of another corporation in connection with a "reorganization" (such as employees holding nonvested compensatory stock). The opinion set forth in paragraph (d) above does not address the U.S. federal income tax consequences that may result from the Consolidation to such a stockholder due to his unique or special situation.

                  In rendering this opinion to you, we have assumed that the description of facts set forth in the assumptions recited in the preceding numbered paragraphs of this letter are, and at the Effective Time will be, accurate in all material respects, but we confirm to you that we have made no independent investigation or inquiry whatsoever with respect to the accuracy of the facts set forth in those assumptions. It should be noted in this regard that any change in the assumptions recited above could materially affect our opinion as expressed herein and possibly render it wholly or partially inapplicable for purposes of determining whether Hanna, Geon, Consolidation Corp., Resulting Corporation and/or the stockholders of Hanna will be entitled to the tax treatment described herein.

                  Our opinion is based on the relevant provisions of the Code, administrative interpretations, judicial decisions, and regulations in effect on the date of this letter. These authorities are subject to change, which could be either prospective or retroactive in nature, and we can provide no assurance as to the effect that any such change may have on the opinion that we have expressed above.


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M.A. Hanna Company
[Closing Date], 2000
Page 7

                  This opinion is being furnished to you solely for the benefit of Hanna. We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement filed with the Securities and Exchange Commission on May 18, 2000 and to the reference to us under the headings "The Consolidation -- Material Federal Income Tax Consequences" and "Legal Matters" in such Joint Proxy Statement.

                                        Very truly yours,

                                        /s/ Jones, Day, Reavis & Pogue

                                        Jones, Day, Reavis & Pogue